Exhibit 99.1

ANALOG DEVICES ANNOUNCES REDEMPTION OF

5.00% SENIOR NOTES DUE 2014

Norwood, MA (05/22/2013)—Analog Devices, Inc. (NASDAQ: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced that it has given notice of the redemption of its outstanding 5.00% senior unsecured notes due 2014 (the “2014 Senior Notes”).

As of May 22, 2013, $375 million in aggregate principal amount of the 2014 Senior Notes is outstanding. In accordance with the terms of the indenture governing the 2014 Senior Notes, they will be redeemed on June 6, 2013 (the “Redemption Date”) for an aggregate redemption price equal to approximately $393 million, plus accrued and unpaid interest to, but excluding, the Redemption Date. The Bank of New York Mellon, the trustee for the 2014 Senior Notes, is mailing a Notice of Redemption to all registered holders of the 2014 Senior Notes today. Copies of such Notice of Redemption and additional information relating to the procedure for redemption of the 2014 Senior Notes may be obtained from The Bank of New York Mellon by calling (412) 236-1201.

About Analog Devices

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices is included in the S&P 500 Index.

Editor’s Contact Information:

Ali Husain

(781) 461-3282